Exhibit 99.1

Applied Digital’s VeriChip Corporation Completes Acquisition of eXI Wireless

Friday April 1, 9:37 am ET

Kevin McLaughlin Becomes CEO of VeriChip Corporation, an RFID Company for People

DELRAY BEACH, Fla.--(BUSINESS WIRE)--April 1, 2005--Applied Digital (NASDAQ: ADSX - News), a provider of Security Through Innovation™, announced today that VeriChip Corporation, its wholly-owned subsidiary, has completed the acquisition of eXI Wireless of Vancouver, British Columbia.

As a result of the transaction, VeriChip Corporation will now offer RFID Products for People, through a complete array of implantable and external RFID products for people in the healthcare and security environment. In addition to the VeriChip (implantable microchip), which was cleared by the FDA for its medical applications in October, 2004, VeriChip Corporation will now offer eXI’s premier RFID products: HALO, RoamAlert, and Assetrac.

HALO is the leading system for infant hospital security, helping healthcare facilities prevent infant abductions, accidental baby switching, and medical equipment theft and loss while providing a safe work environment for facility staff.

RoamAlert Wander Protection System is the next generation in patient wandering protection, helping assisted living and skilled nursing facilities protect their patients while not restricting the residents’ freedom of mobility.

Assetrac Location & Protection System is a flexible asset protection system for facility-wide cost savings that helps healthcare facilities prevent medical equipment theft and loss, enabling administrators to quickly locate and track assets throughout the hospital.

In connection with the acquisition, the Company has promoted Kevin H. McLaughlin to the position of CEO of VeriChip Corporation. Mr. McLaughlin has served as Applied Digital’s President and COO since March, 2003. He will now exclusively focus on VeriChip Corporation.

In addition to these complementary products and services, eXI brings a proven management team and over 200 dealers/distributors in North America. It is intended that these dealers will now distribute all VeriChip Corporation products and services.

VeriChip Corporation is expected to achieve revenue goals of $8-10 million in 2005.

Commenting on the growth and management changes at VeriChip Corporation, Scott R. Silverman, Chairman and CEO of Applied Digital stated, “This is an exciting day in the evolution of VeriChip Corporation. The eXI acquisition furthers our objective of combining innovative technology with a complementary operating company. VeriChip Corporation can now offer its FDA cleared ID microchip compatible for medical and security applications while complementing it with eXI’s proven line-up of external RFID products for people in a healthcare environment. eXI’s proven distribution stream of over 200 dealers will also increase VeriChip distribution opportunities.”

Silverman continued, “The simultaneous and official appointment of Kevin McLaughlin as CEO of this new-combined corporation will provide it the leadership that a technology company of this type merits. Kevin has clearly proven himself with the operational and balance sheet improvement at Applied Digital over the last two years. I, and the Board of Directors, are confident that Kevin will lead VeriChip Corporation to great heights.”

About VeriChip Corporation

VeriChip Corporation, a wholly owned subsidiary of Applied Digital, provides leading-edge security solutions for people, their assets, and their environments. From the world’s first and only FDA-cleared, human-implantable microchip to the only active RFID tag with patented skin-sensing capabilities, VeriChip leads the way in next-generation RFID technologies. Today, over 3,000 installations in healthcare, security, industry, and governments worldwide benefit from both the protection and cost savings that VeriChip Corporation’s innovation delivers. For more information on VeriChip Corporation, please visit www.4verichip.com.

About Applied Digital

Applied Digital develops innovative security products for consumer, commercial, and government sectors worldwide. The Company’s unique and often proprietary products provide security for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecom and security infrastructure, positioning Applied Digital as the leader of Security Through Innovation. Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX: DOC - News).

For more information, visit the company’s website at http://www.adsx.com.

About eXI Wireless Inc. eXI Wireless Inc. is a pioneer in wireless identification, control, and location technologies that provide peace of mind to groups wanting to protect, track, and locate their individuals and assets. With over 20 years experience, eXI is behind some of the industry’s first patient wandering, infant protection, and tool tracking systems uniquely combining radio frequency identification (RFID) and real-time location system (RTLS) technologies in its state-of-the-art, unobtrusive solutions. Through eXI’s continued wireless innovation, end customers gain the protection, cost savings, operating efficiencies, and overall peace of mind they require when it comes to their people and assets. And vendors looking to improve their product offerings through the use of eXI’s RFID technology gain the expertise and end result they require quickly and cost effectively. For more information on eXI Wireless Inc., please visit http://www.exi.com.

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:

CEOcast, Inc. for Applied Digital
Ken Sgro, 212-732-4300
kensgro@ceocast.com

Source: Applied Digital